HSBC USA INC. Reverse Convertible Notes
Filed Pursuant to Rule 433
Registration No. 333-133007
December 4, 2007

FREE WRITING PROSPECTUS
(To the Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007 and the
Product Supplement dated October 23, 2007)

Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

This free writing prospectus relates to three separate note offerings. Each reference asset identified below represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not a basket or index of reference assets). Although each offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to that reference asset or as to the suitability of an investment in the related notes. The following key terms relate to each separate notes offering:

• Principal Amount: $1,000.00 per note
• Offering Period End Date: [December 7, 2007 at 4:00 pm, New York City time]
• Initial Public Offering Price: 100 per cent
• Initial Valuation Date: December 7, 2007
• Issue Date: December 12, 2007
• Maturity Date: 3 business days after the final valuation date. The maturity date is subject to adjustment as described in the product supplement.

• Interest Payment Dates: The 12th calendar day of each month following the issue date (or, if that day is not a business day, the following business day), commencing on January 12, 2008 and ending on, and including, the maturity date.
• Initial Price: The market price (as described herein) of the reference asset on the initial valuation date.
• Barrier Price: The product of the barrier level multiplied by the initial price.
• Final Price: The market price of the reference asset on the final valuation date.
• Listing: The notes will not be listed on any U.S. securities exchange or quotation system.

REFERENCE ASSET/ (TICKER)	INTEREST RATE (PER ANNUM)	BARRIER LEVEL	ISSUE AMOUNT	PHYSICAL DELIVERY AMOUNT(1)	AGENT’S DISCOUNT OR COMMISSION / TOTAL(2)	PROCEEDS TO US / TOTAL	CUSIP / ISIN	FINAL VALUATION DATE(3)
iShares ® MSCI Brazil Index SM Fund - ETF (EWZ)	18.20%	70.00%	TBD	TBD	TBD	TBD	4042K0FQ3 / [●]	March 7, 2008
iShares ® MSCI Emerging Markets Index Fund - ETF (EEM)	15.75%	70.00%	TBD	TBD	TBD	TBD	4042K0FR1 / [●]	March 7, 2008
Financial Select Sector SPDR - ETF (XLF)	12.00%	80.00%	TBD	TBD	TBD	TBD	4042K0FS9 / [●]	March 7, 2008
(1) The physical delivery amount will be determined by the calculation agent on the initial valuation date by dividing the principal amount of each note by the initial price of the reference asset.
(2) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission / Total,” above.
(3) The final valuation date is subject to adjustment as described in the product supplement.

See “Risk Factors” in this free writing prospectus beginning on page FWP-2, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

HSBC SECURITIES (USA) INC. December 4, 2007

GENERAL TERMS

This free writing prospectus relates to three separate note offerings. Each reference asset identified on the cover page represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not to a basket or index of reference assets). You may participate in any one of the notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of those reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the product supplement dated October 23, 2007. You should carefully consider, among other things, the matters set forth in ”Risk Factors” beginning on page FWP-2 of this document, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement atwww.sec.gov/Archives/edgar/data/83246/000114420407055751/v091073_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in any of the notes is not equivalent to investing directly in the relevant reference asset. We urge you to read the section “Risk Factors” beginning on page PS-3 of the product supplement and page S-3 of the prospectus supplement. As you review ”Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”

•	"— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset"

1.	The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest. You will lose some or all of your principal if both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of the reference asset on any day is below the barrier price and (b) the final price of the reference asset is lower than the initial price of the reference asset. A USD1,000 investment in the notes will pay USD1,000 at maturity if, and only if, either of the following is true: (a) the final price of the reference asset is equal to or greater than the initial price of the reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of the reference asset never falls below the barrier price on any day. If you receive the physical delivery amount at maturity, the market value of the shares of the reference asset you receive per note will be less than the principal amount of your note and may be zero. Accordingly, you may lose the entire principal amount of each note you purchase.

We cannot predict the final price of the reference asset on the final valuation date.

2.	You will not participate in any appreciation in the value of the reference asset.

You will not participate in any appreciation in the value of the reference asset. If the final price of the reference asset is greater than the initial price of the reference asset, the sum of any interest payments you receive during the term of the notes and the principal payment you receive at maturity will not reflect the performance of the reference asset. Under no circumstances, regardless of the extent to which the value of the reference asset appreciates, will your return exceed the interest rate specified on the cover page. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in the reference asset.

3.	Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under ”Certain U.S. Federal Income Tax Considerations” beginning on page FWP-3 of this free writing prospectus and ”Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement and this free writing prospectus do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

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4.	The value of shares of the reference asset may not completely track the value of the index that underlies the reference asset (the “underlying index”).

Although the trading characteristics and valuations of shares of the reference asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the reference asset may not completely track the value of the underlying index. The reference asset may reflect transaction costs and fees that are not included in the calculation of the underlying index. Additionally, because the reference asset may not actually hold all of the stocks that comprise the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, the reference asset may not fully replicate the performance of the underlying index.

5.	An investment in notes linked to the iShares® MSCI Brazil Index SM Fund or the iShares® MSCI Emerging Markets Index Fund are subject to risks associated with foreign securities markets.

The stocks included in the underlying index and that are generally tracked by the reference asset have been issued by the companies in the applicable foreign country or countries. Although the trading price of shares of the reference asset is not directly tied to the value of the underlying index or the trading price of the stocks that comprise the underlying index, the trading price of shares of the reference asset is expected to correspond generally to the value of publicly traded equity securities in the aggregate in the applicable foreign country or countries, as measured by the underlying index. This means that the trading price of shares of the reference asset is expected to be affected by factors affecting securities markets in the applicable foreign country or countries.

Investments in securities linked to the value of foreign securities markets involve certain risk. Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

6.	An investment in notes linked to the iShares® MSCI Brazil Index SM Fund or the iShares® MSCI Emerging Markets Index Fund are subject to currency exchange risk.

For the reason that the underlying index is denominated in U.S. dollars, the prices of the component stocks included in the underlying index will be converted into U.S. dollars for the purposes of calculating the value of the underlying index and, thus, noteholders will be exposed to currency exchange rate risk with respect to the currency or currencies represented in the underlying index. A noteholder’s net exposure will depend on the extent to which the currency or currencies of the component stocks included in the underlying index strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the respective currency or currencies, the value of the reference asset may be adversely affected, and the principal payment at maturity of the notes may be reduced.

7.	There is a limited amount of historical data on the iShares® MSCI Emerging Markets Index Fund.

According to publicly available information, shares of the iShares ® MSCI Emerging Markets Index Fund commenced trading on February 16, 2007. As a result, there is a limited amount of historical data that can be provided for the iShares ® MSCI Emerging Markets Index Fund. For more information on the iShares ® MSCI Emerging Markets Index Fund, note purchasers can access the website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC can be located by reference to the SEC file number specified in the description of the reference asset herein.

8.     There are industry concentration risks associated with notes linked to the Financial Select Sector SPDR.

The stocks included in the Financial Select Sector Index and that are generally tracked by the Financial Select Sector SPDR are stocks of companies representing the financial sector of the S&P 500 Index. As a result, an investment in the notes will be concentrated in this single sector. Although an investment in the notes will not give noteholders any ownership or other direct interests in the stocks underlying the Financial Select Sector Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the financial sector of the S&P 500 Index.

SUMMARY

Principal Payment at Maturity

Your payment at maturity for each note you hold will depend on the performance of the reference asset between the initial valuation date and the final valuation date, inclusive. You will receive the physical delivery amount if both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of the reference asset on any day is below the barrier price and (b) the final price of the reference asset is lower than the initial price of the reference asset. A USD1,000 investment in the notes will pay USD1,000 at maturity if, and only if, either of the following is true: (a) the final price of the reference asset is equal to or greater than the initial price of the reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of the reference asset never falls below the barrier price on any day. If you receive the physical delivery amount at maturity, the market value of the shares of the reference asset you receive per note will be less than the principal amount of each note and may be zero. Accordingly, you may lose the entire principal amount of your each note you purchase. Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of the physical delivery amount, the cash equivalent of such shares with a per share price equal to the final price. However, we currently expect to deliver the physical delivery amount and not cash in lieu of the physical delivery amount in the event the conditions described above occur.
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As described in the product supplement, on any scheduled trading day on which the value of the reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ Stock Market (“NASDAQ”), the market price of the reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of the reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for the reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for the reference asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

To the extent a market disruption event exists on a day on which the final price is to be determined, the market price of the reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to the reference asset; provided that if a market disruption event exists on five consecutive scheduled trading days, that fifth scheduled trading day shall be the final valuation date, and the calculation agent shall determine the final price on such date.

In the event that the maturity date is postponed or extended as described under ”Specific Terms of the Notes - Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

You may lose some or all of your principal if you invest in the notes.

Physical Delivery Amount

If the payment at maturity per note is in physical shares of the reference asset, you will receive a number of shares referred to as the ”physical delivery amount” (with any fractional shares to be paid in cash). The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of each note by the initial price of the reference asset. The physical delivery amount, the initial price of the reference asset and other amounts may change due to corporate actions.

Interest

The notes will pay interest at the interest rate specified on the front cover of this free writing prospectus, and interest payments will be made on the interest payment dates specified on the front cover of this free writing prospectus. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For more information, see ”Description of the Notes - Fixed Rate Notes” in the prospectus supplement.

Market Disruption Event for Notes Linked to a Reference Asset that is an Exchange Traded Fund

“Market disruption event” means, with respect to any reference asset that is an exchange traded fund, any scheduled trading day on which any relevant exchange or related exchange (as defined below) fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(a) the occurrence or existence of a condition specified below at any time:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the reference asset, (B) relating to any security included in the underlying index of the reference asset or (C) in futures or options contracts relating to the reference asset or the underlying index of the reference asset, on any related exchange; or

(ii) any event (other than any event described in (b) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for shares of the reference asset, (B) to effect transactions in, or obtain market values for any security included in the underlying index of the reference asset, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset or the underlying index of the reference asset on any relevant related exchange; or

(b) the closure on any scheduled trading day of any relevant exchange relating to shares of the reference asset or relating to any security included in the underlying index of the reference asset or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to any reference asset that is an exchange traded fund, each exchange or quotation system on which futures or options contracts relating to the reference asset or the underlying index of the reference asset are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the reference asset or the underlying index of the reference asset has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the reference asset or the underlying index of the reference asset on such temporary substitute exchange or quotation system as on the original related exchange).

“Relevant exchange” means, with respect to any reference asset that is an exchange traded fund, any primary exchange on which shares of the reference asset or securities then included in the underlying index of the reference asset trade.

“Scheduled closing time” means, with respect to a relevant exchange or a related exchange for any reference asset that is an exchange traded fund, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means, with respect to any reference asset that is an exchange traded fund, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for shares of the reference asset or each security then included in the underlying index of the reference asset.
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Delisting or Suspension of Trading in the Shares of the Reference Asset; Termination of the Reference Asset; and Discontinuance of the Underlying Index of the Reference Asset

With respect to a reference asset that is an exchange traded fund, the following shall apply:

If the shares of the reference asset are delisted from, or trading of shares of the reference asset is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of the reference asset (any such trading successor or substitute securities, the “Successor Shares”), such successor shares will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the shares of the reference asset are delisted from, or trading of the shares of the reference asset is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of the reference asset are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, in it sole discretion, and such successor or substitute security will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the reference asset is liquidated or otherwise terminated (a “Termination Event”), the final price of the shares of the reference asset on final valuation date will be determined by the calculation agent. The calculation agent will cause notice of the Termination Event and calculation of the final price as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the notes.

If a Termination Event has occurred and the applicable underlying index sponsor discontinues publication of the underlying index and if the applicable underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the underlying index, then the value of the underlying index will be determined by reference to the value of that comparable index, which we refer to as a “successor underlying index.” Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the notes.

If a Termination Event has occurred and the applicable underlying index sponsor discontinues publication of the underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the Termination Event up to and including the final valuation date, the value to be substituted for the underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a value as a substitute for the underlying index as described above, the successor underlying index or value, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a Market Disruption Event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of the underlying index may adversely affect trading in the notes.

“Underlying index sponsor” means:	with respect to the MSCI Brazil Index SM , Morgan Stanley Capital International Inc.;
with respect to the MSCI Emerging Markets Index Fund , Morgan Stanley Capital International Inc.;
with respect to the Financial Select Sector Index , The McGraw-Hill Companies, Inc.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one reasonable approach, each note should be treated for federal income tax purposes as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes— Certain Notes Treated as a Put Option and a Deposit”. We intend to treat the notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the notes, you agree to treat the notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Short-Term Debt Instruments” in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

The description below of each reference asset includes a chart that indicates the yield on the Deposit and the Put Premium, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes— Certain Notes Treated as a Put Option and a Deposit.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

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REFERENCE ISSUER AND REFERENCE ASSET INFORMATION

All information on the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the ”Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of the relevant reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section ”Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of that reference asset for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through December 3, 2007. We obtained the data in these tables from Bloomberg Financial Service, without independent verification by us. All historical prices are denominated in USD and rounded to the nearest penny. Historical prices of the reference assets should not be taken as an indication of future performance of the reference assets.

HYPOTHETICAL EXAMPLES

The description below of each reference asset includes a table of hypothetical returns that is based on the assumptions outlined for each reference asset. Each table illustrates the hypothetical returns you would have earned from (i) a USD1,000 investment in the notes compared to (ii) a direct investment in the relevant reference asset (prior to the deduction of any applicable brokerage fees or charges). The hypothetical returns are rounded to the hundredth decimal place. The following is a general description of how the hypothetical returns in each table were determined:

• If the final price of the reference asset is lower than the initial price of the reference asset and the market price of the reference asset was below the barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive the physical delivery amount (with any fractional shares to be paid in cash);
• If the final price of the reference asset is greater than or equal to the initial price of the reference asset, you would receive USD1,000 at maturity, regardless of whether the market price of the reference asset on any day was below the barrier price; or
• If the final price of the reference asset is lower than the initial price of the reference asset but the market price of the reference asset was never below the barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive USD1,000 at maturity.

Each table of hypothetical returns is provided for illustration purposes only and is hypothetical. None purports to be representative of every possible scenario concerning increases or decreases in the price of the reference asset and the payment at maturity of the notes. We cannot predict the final price of the reference assets on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. In addition, the examples assume that the reference asset has no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference asset.

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ISHARES® MSCI BRAZIL INDEXSM FUND - ETF (EWZ)

Description of iShares® MSCI Brazil IndexSM Fund

According to publicly available information, the iShares® MSCI Brazil IndexSM Fund (“EWZ”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil IndexSM. The EWZ holds equity securities traded primarily in Brazil. The MSCI Brazil IndexSM was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the EWZ. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.

Historical Performance of EWZ

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	18.56	15.06	18.54
December 31, 2004	22.27	17.97	22.25
March 31, 2005	25.83	19.85	22.82
June 30, 2005	25.10	21.05	24.77
September 30, 2005	33.45	23.57	33.45
December 30, 2005	36.23	28.80	33.37
March 31, 2006	43.18	33.85	39.95
June 30, 2006	47.00	31.73	39.12
September 29, 2006	41.15	35.00	38.58
December 29, 2006	46.96	38.03	46.85
March 30, 2007	49.97	39.80	49.22
June 29, 2007	63.35	48.96	61.42
September 28, 2007	74.73	46.63	73.55
October 1, 2007 through December 3, 2007	87.57	71.13	80.90

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 18.20 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, [●] per cent constitutes interest on the Deposit and [●] per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the hundredth decimal place. See “- Hypothetical Examples” above for more information.

Reference Asset:	EWZ
Initial Price:	USD[●]
Barrier Level:	70.00%
Interest Rate:	18.20 per cent per annum
Physical Delivery Amount:	[●] shares (fractional shares paid in cash)
Term of Notes:	3 months
Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	4.55%		100.00%
+	90%	4.55%		90.00%
+	80%	4.55%		80.00%
+	70%	4.55%		70.00%
+	60%	4.55%		60.00%
+	50%	4.55%		50.00%
+	40%	4.55%		40.00%
+	30%	4.55%		30.00%
+	20%	4.55%		20.00%
+	10%	4.55%		10.00%
	0%	4.55%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-5.45%	4.55%	-10.00%
-	20%	-15.45%	4.55%	-20.00%
-	30%	-25.45%	4.55%	-30.00%
-	40%	-35.45%	N/A	-40.00%
-	50%	-45.45%	N/A	-50.00%
-	60%	-55.45%	N/A	-60.00%
-	70%	-65.45%	N/A	-70.00%
-	80%	-75.45%	N/A	-80.00%
-	90%	-85.45%	N/A	-90.00%
-	100%	-95.45%	N/A	-100.00%

FWP-7

ISHARES® MSCI EMERGING MARKETS INDEX FUND - ETF (EEM)

Description of the iShares® MSCI Emerging Markets Index Fund

According to publicly available information, the iShares® MSCI Emerging Markets Index Fund (“EEM”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. EEM holds equity securities traded primarily in the global emerging markets. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. Shares of EEM began trading on the New York Stock Exchange in the first quarter of 2007. Therefore, the historical prices of EEM commenced on and from the first quarter of 2007.

Historical Performance of EEM

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	N/A	N/A	N/A
March 31, 2006	N/A	N/A	N/A
June 30, 2006	N/A	N/A	N/A
September 29, 2006	N/A	N/A	N/A
December 29, 2006	N/A	N/A	N/A
March 30, 2007	119.58	104.25	116.50
June 29, 2007	133.93	116.25	131.65
September 28, 2007	151.05	111.46	149.45
October 1, 2007 through December 3, 2007	167.47	141.53	153.06

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 15.75 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, [●] per cent constitutes interest on the Deposit and [●] per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the hundredth decimal place. See “- Hypothetical Examples” above for more information.

Reference Asset:	EEM
Initial Price:	USD[●]
Barrier Level:	70.00%
Interest Rate:	15.75 per cent per annum
Physical Delivery Amount:	[●] shares (fractional shares paid in cash)
Term of Notes:	3 months
Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	3.94%		100.00%
+	90%	3.94%		90.00%
+	80%	3.94%		80.00%
+	70%	3.94%		70.00%
+	60%	3.94%		60.00%
+	50%	3.94%		50.00%
+	40%	3.94%		40.00%
+	30%	3.94%		30.00%
+	20%	3.94%		20.00%
+	10%	3.94%		10.00%
	0%	3.94%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-6.06%	3.94%	-10.00%
-	20%	-16.06%	3.94%	-20.00%
-	30%	-26.06%	3.94%	-30.00%
-	40%	-36.06%	N/A	-40.00%
-	50%	-46.06%	N/A	-50.00%
-	60%	-56.06%	N/A	-60.00%
-	70%	-66.06%	N/A	-70.00%
-	80%	-76.06%	N/A	-80.00%
-	90%	-86.06%	N/A	-90.00%
-	100%	-96.06%	N/A	-100.00%

FWP-8

FINANCIAL SELECT SECTOR SPDR - ETF (XLF)

Description of Financial Select Sector SPDRs

According to publicly available information, Financial Select Sector SPDR (“XLF”) is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company. The Trust consists of nine separate investment portfolios, including the XLF. The XLF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. It is possible the XLF may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.

Historical Performance of XLF

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	30.61	27.98	29.40
June 30, 2004	30.25	26.82	28.58
September 30, 2004	29.50	27.25	28.46
December 31, 2004	30.71	27.21	30.53
March 31, 2005	30.79	28.06	28.39
June 30, 2005	29.85	27.40	29.47
September 30, 2005	30.40	28.81	29.52
December 30, 2005	32.55	28.43	31.67
March 31, 2006	33.32	31.30	32.55
June 30, 2006	34.22	31.20	32.28
September 29, 2006	34.78	31.44	34.66
December 29, 2006	37.14	34.41	36.74
March 30, 2007	37.99	34.19	35.63
June 29, 2007	38.14	35.14	36.18
September 28, 2007	36.90	31.52	34.32
October 1, 2007 through December 3, 2007	35.97	28.10	30.75

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 12.00 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, [●] per cent constitutes interest on the Deposit and [●] per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the hundredth decimal place. See “- Hypothetical Examples” above for more information.

Reference Asset:	XLF
Initial Price:	USD[●]
Barrier Level:	80.00%
Interest Rate:	12.00 per cent per annum
Physical Delivery Amount:	[●] shares (fractional shares paid in cash)
Term of Notes:	3 months
Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	3.00%		100.00%
+	90%	3.00%		90.00%
+	80%	3.00%		80.00%
+	70%	3.00%		70.00%
+	60%	3.00%		60.00%
+	50%	3.00%		50.00%
+	40%	3.00%		40.00%
+	30%	3.00%		30.00%
+	20%	3.00%		20.00%
+	10%	3.00%		10.00%
	0%	3.00%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-7.00%	3.00%	-10.00%
-	20%	-17.00%	3.00%	-20.00%
-	30%	-27.00%	N/A	-30.00%
-	40%	-37.00%	N/A	-40.00%
-	50%	-47.00%	N/A	-50.00%
-	60%	-57.00%	N/A	-60.00%
-	70%	-67.00%	N/A	-70.00%
-	80%	-77.00%	N/A	-80.00%
-	90%	-87.00%	N/A	-90.00%
-	100%	-97.00%	N/A	-100.00%

FWP-9